Exhibit 10.1

Pfizer Inc. Global Performance Plan

SECTION 1. PURPOSE

The purpose of the Pfizer Inc. Global Performance Plan (the “GPP” or the “Plan”) is to foster a culture where colleagues are committed to, and focused on, high performance. The GPP is designed to attract, motivate, and engage a high-performing, committed workforce that contributes to the achievement of the Company’s annual financial and strategic and operational goals. The Plan is restated effective August 1, 2014. Awards under this GPP made to certain eligible employees who are otherwise eligible for awards under the Company’s Executive Annual Incentive Plan (“EAIP”) shall be subject to additional terms and conditions as set forth in the EAIP to ensure such awards are considered “performance-based” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a)
“Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee, and (iii) the employees of such entity or Person are eligible to participate in the Plan, as determined by the Committee.

(b)	“Award” shall mean any cash incentive award granted pursuant to the provisions of the Plan.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)
“Cause” shall include, but not be limited to, a termination of employment for significant breach of Company policy, inadequate work performance due to intentional or deliberate misconduct or intentional or deliberate failure to act, destruction of Company property, commission of unlawful acts against or reflecting on the Company, or similar occurrences. The Committee, or its designee, the Executive Vice President of Worldwide Human Resources or the Senior Vice President, Total Rewards, or its or his or her respective successors, in its or his or her sole and absolute discretion, shall determine whether a termination of employment is for “Cause.”

(e)	“CEO” shall mean the Chief Executive Officer of the Company.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)	“Committee” shall mean the Compensation Committee of the Board or such other persons or committee to whom it has delegated any authority, as may be appropriate.

(h)	“Company” shall mean Pfizer Inc., a Delaware corporation.

(i)	“EAIP” shall mean the Pfizer Inc Executive Annual Incentive Plan.

(j)	“Eligible Earnings” shall mean:

1)
For Group 1 Countries: a Participant’s month-end base salary paid over the course of the Performance Period (as well as any lump-sum payment made in lieu of a merit increase) adjusted for any portion of the year in which the Participant was not eligible for the Plan.

2)	For Group 2 Countries: a Participant’s base salary as of the immediately preceding December 31st unless there is a change in status as a full-time or part-time Employee.

3)
For Participants in the ELTI Program: a Participant’s local base salary midpoint for each month over the course of the Performance Period adjusted for any portion of the year in which the Participant was not eligible under the Plan, or to reflect a change in salary grade.

For Participants located in the United States, “Eligible Earnings” shall not include the following: incentive payments or other special payments (e.g., special recognition awards, discretionary awards, etc.), imputed income for life insurance and other Company-paid or subsidized benefits and perquisites, income from long-term incentive awards, reimbursed relocation expenses, relocation allowances, COLA payments or any allowance related to a global assignment, reimbursements or payments that are not pay for services (e.g., automobile and other forms of allowances), separation payments, short-term disability payments in excess of 90 days of each unrelated disability, payments in excess of the first 90 days of a continuous approved paid leave, long-term disability payments, workers’ compensation payments and/or any similar payments that are generally not deemed base salary.
For Participants outside the United States, Eligible Earnings will be determined based on the local competitive practices and/or regulatory requirements of the participant’s location, but are generally limited to regular base salary.

(k)	“ELTI Program” shall mean the Company’s Executive Long-Term Incentive Program.

(l)
“Employee” shall mean any employee of the Company or any Affiliate. For any and all purposes under this Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)	“Executive Leadership Team” shall mean the team of executives of the Company reporting directly to the CEO of the Company, and including the CEO.

(o)	“Group 1 and Group 2 Countries” shall mean the countries as set forth in Appendix A hereto.

(p)	“Incentive Pool” shall mean the fund underlying the Plan from which payment of Awards are made.

(q)
“Incentive Award Opportunity” shall mean the total potential cash compensation opportunity underlying an Award for a Performance Period ranging from zero to two times (0%-200%) a Participant’s Incentive Target Percentage.

(r)
“Incentive Target Percentage” shall mean the targeted level of compensation underlying an Award granted to a Participant for a Performance Period, expressed as a percentage of the Participant’s Eligible Earnings (for Participants in the ELTI Program, the local base salary midpoint earned during the Performance Period).

(s)	“Incentive Target Amount” shall mean the targeted level of compensation underlying an Award granted to a Participant for a performance Period, expressed as a fixed value.

(t)
“Involuntary Termination” shall mean a termination of an Employee’s employment with the Company or an Affiliate by the Company or Affiliate. For purposes of this Plan only, an Involuntary Termination shall include “Terminations Due to Curtailments or Cessations of Operations, Reorganizations, Position

Eliminations, or Job Restructurings Due to a Change in Required Competencies or Qualification for Position” and terminations due to failure to return to work following the expiration of short-term disability benefits because either the employee remains physically or mentally unable to return to work or because his or her position is filled while he or she is on an approved disability leave of absence.

(u)
“Key Employee” means an Employee treated as a “specified employee” as of his or her Separation from Service under Code Section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Company or its Affiliates if the Company’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined under rules adopted by the Company in accordance with Section 409A. Notwithstanding the foregoing, the Executive Vice President, Worldwide Human Resources or the Senior Vice President, Total Rewards, or the successor or the designee of either, may, under the alternative permissible methods allowable under Section 409A, adopt an alternative identification and effective date for purposes of determining which employees are Key Employees.

(v)	“Participant” shall mean an Employee who is selected by the Committee or the Board from time to time in their sole discretion to receive an Award under the Plan.

(w)	“Performance Period” shall mean one calendar year during which any performance goals specified by the Committee with respect to any Awards to be granted under the Plan are to be measured.

(x)
“Performance-Related Termination” shall mean an involuntary termination of employment because the Employee does not meet the performance or other essential requirements of his or her job. The determination of whether an Employee’s termination is a Performance-Related Termination shall be made by the Executive Vice President, Worldwide Human Resources, or the Senior Vice President, Total Rewards, or his or her respective successors or the designee of either, in his or her sole and absolute discretion.

(y)
“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(z)
“Retirement” shall mean having attained a minimum age of 55 and a minimum of 10 years of service at the time of a Participant’s separation from the Company, unless determined otherwise, and which shall also constitute a Separation from Service for United States Participants, or as determined under local law for all other Participants.

(aa)	“Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.

(bb)	“Senior Leadership Council” shall mean that group of executives designated by the Company as members of the Senior Leadership Council.

(cc)	“Separation from Service” means a “separation from service” within the meaning of Section 409A.

(dd)	"Target Incentive Award” shall mean the targeted level of cash compensation underlying an Award granted to a Participant for a Performance Period, calculated in accordance with Section 5 of the Plan.

(ee)
“Termination Due to Curtailments or Cessations of Operations, Reorganizations, Position Eliminations, or Job Restructurings Due to a Change in Required Competencies or Qualification for Position” shall mean an involuntary termination as the direct result of curtailment or cessation of operations, reorganization or position elimination, or job restructuring due to a change in required competencies or qualification for the position. The determination of whether a curtailment or cessation of operations, reorganization or position elimination, job restructuring or change in competencies or qualifications has occurred is the sole determination of the Executive Vice President, Worldwide Human Resources, or

the Senior Vice President, Total Rewards, or his or her respective successors or the designee of either, in his or her sole and absolute discretion.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have full power and authority (i) to establish the rules and regulations relating to the Plan and the terms and conditions and amounts of any individual Award, (ii) to interpret the Plan and those rules and regulations, (iii) to select Participants for the Plan, (iv) to determine each Participant’s Incentive Target Percentage or Incentive Target Amount, Target Incentive Award and Incentive Award Opportunity, performance goals and Awards, (v) to make all factual and other determinations in connection with the Plan, and (vi) to take all other actions necessary, advisable or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. The Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time to time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code.

All powers of the Committee or its delegate shall be executed in their sole and absolute discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly-situated individuals. The decisions of the Committee or its delegate with respect to the administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including all Participants and their respective beneficiaries, except as otherwise provided by law.

Except as may be limited by the application of Section 162(m) of the Code to Awards granted to Employees eligible to participate in the EAIP in accordance with Section 4(b) of this Plan, the Committee shall be authorized to make adjustments in Awards and or the funding of the Incentive Pool in recognition of unusual or nonrecurring events affecting the Company or its financial statements including, but not limited to, acquisitions, divestitures or similar extraordinary events or changes in applicable laws, regulations, court rulings or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the Awards or the Incentive Pool in accordance with the Plan as it shall deem appropriate.

SECTION 4. ELIGIBILITY

(a)
Any Employee shall be eligible to be selected as a Participant; however, only those Employees identified as Participants by the Committee or its designee, with respect to a Performance Period shall participate in the Plan for such Performance Period. Any Employee newly hired by the Company after October 1 shall not become eligible to participate in the Plan until the January 1 immediately following his or her hire date, except as waived by the Committee or their designee in its or their sole and absolute discretion. An Employee may only participate in one annual cash incentive plan sponsored by the Company or any Affiliate with respect to a Performance Period. As such, any Employee who is a participant in a sales incentive program or another cash incentive plan with respect to a Performance Period is not eligible to participate in the Plan.

(b)
Any Employee that is eligible to receive an award under the EAIP for any Performance Period shall (i) participate in this Plan with respect to the determination and funding of the Incentive Pool, and (ii) for the avoidance of doubt, shall only receive one cash incentive award during a Performance Period which shall be subject to the additional terms and conditions set forth in the EAIP plan document and related materials so that such awards remain “performance-based” compensation in accordance with Section 162(m) of the Code. To the extent that there are any conflicts between this Plan and the terms of the EAIP, the EAIP will prevail.

SECTION 5. AWARDS

(a)Under the Plan, the Committee may grant Awards to Participants from time to time with respect to a Performance Period based upon the achievement of performance objectives over the Performance Period. Award payments are earned based upon the following:

1)	The initial funding of the Incentive Pool is equal to the sum of the Target Incentive Awards for all Participants for the Performance Period.

2)
The final funding of the Incentive Pool is determined by the Committee, in its discretion, based on the Company’s performance against pre-set annual goals for the following financial measures (i) revenue, (ii) adjusted diluted earnings per share (EPS), and (iii) cash flow from operations.

3)
Once the final pool funding is determined, Incentive Pool dollars are allocated to the business unit, division or function in which a Participant worked during the Performance Period based on the achievement of pre-set annual goals for the business unit, division or function, and as determined by the CEO.

4)
A Participant’s actual Award is determined based on his or her Target Incentive Award, adjusted by the funding factors stated above and further adjusted to reflect the specific business unit, division or country performance, as well as the Participant’s performance against objectives for the Performance Period, as assessed by the Participant’s manager in accordance with procedures, guidelines and/or metrics established by the Committee, or its designee, from time to time.

5)	A Participant’s Target Incentive Award is calculated as set forth below:

6)	(A) Where a Participant’s Target Incentive Award is based on the Incentive Target Percentage, the Target Incentive Award is calculated as:

i.
Group 1 Countries: the sum of the product of a Participant’s month-end Eligible Earnings, multiplied by the Incentive Target Percentage for the Participant’s salary grade in the respective month, for each month the Participant is eligible to participate in the Plan.

ii.
Group 2 Countries: the product of a Participant’s Eligible Earnings as of the immediately preceding December 31st, multiplied by the Incentive Target Percentage in effect on December 31st for the Participant’s salary grade, pro-rated for the number of months during the calendar year in which he or she is eligible to participate in the Plan.

iii.
For Participants in the ELTI Program: the product of the local base salary midpoint for the portion of each month during the Performance Period in which he or she is eligible to participate in the Plan (adjusted for changes in grades, Incentive Target Percentages or eligibility, as applicable), multiplied by the Incentive Target Percentage for the Participant’s salary grade in the respective month.

(B) Where a Participant’s Target Incentive Award is based on the Incentive Target Amount, the Target Incentive Award is calculated as 1/12th of the annual fixed Target Incentive Amount for each month the Participant is eligible to participate in the Plan.

(b)A Participant’s final Award shall be capped at 200% of the Target Incentive Award which is the maximum Incentive Award Opportunity.
(c)Notwithstanding the foregoing, any Award may also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate from time to time, consistent with the provisions of the Plan as herein set forth, including but not limited to, the pro-ration or adjustment of Target Incentive Awards, Incentive Target Percentages and/or Incentive Award Opportunities, and Incentive Target Amounts, based upon a Participant’s date of hire, re-hire, change in position and/or salary grade (including a change in position or other similar change that causes the Participant to no longer be eligible for the Plan), change in local base salary midpoint, or transfer to a different business unit or division during a Performance Period. In addition, any Awards granted to Participants may contain such other provisions as may be necessary to meet the requirements of the Code and/or related regulations issued thereunder in order to satisfy or comply with relevant law.

SECTION 6. PAYMENT OF AWARDS

Unless otherwise required by local law or local payroll schedules for Participants located outside of the United States, Awards will be paid in a lump sum on or prior to the 15th day of the third month of the year immediately following the year in which the close of the Performance Period occurs in accordance with the applicable short-term deferral exception provisions of Section 409A, or, in accordance with procedures established by the Committee and the applicable provisions of Section 409A, on a deferred basis pursuant to Section 9 hereof, if applicable. However, any payment may be delayed or deferred upon the reasonable anticipation of (i) the loss of the Company's deduction with respect to such payment by application of Section 162(m) of the Code; or (ii) the making of the payment would violate Federal securities laws or other applicable law such as Section 409A.

SECTION 7. SPECIAL PAYMENT EVENTS

Notwithstanding anything to the contrary in Section 6 of the Plan, the following payment terms shall apply to Awards in the following events:

(a)Voluntary Termination - If a Participant voluntarily terminates his or her employment (not for Retirement) prior to the end of the Performance Period, he or she is ineligible for an Award or any payment with respect to an Award for such Performance Period. If a Participant voluntarily terminates his or her employment after the end of the Performance Period, he or she is eligible for an Award or any payment with respect to an Award for such Performance Period under the applicable provisions of this Plan at the Committee’s discretion.

(b)Involuntary Termination - If a Participant’s employment is terminated as the result of an Involuntary Termination, prior to the end of the Performance Period, his or her Target Incentive Award will be pro-rated based on actual days of eligibility, his or her Eligible Earnings and his or her Incentive Target Percentage or Incentive Target Award during the Performance Period, as well as the overall funding percentage of the business unit, division or function where the Participant is working, in the Company’s discretion. The proration factor is the number of days in the Performance Period up to the termination date divided by 365 days. If eligible, such pro-rated Target Incentive Award will be the lesser of the Participant’s (i) pro-rated Target Incentive Award or (ii) pro-rated Target Incentive Award based on the performance of the Company, the Participant’s business unit, division or function and the Participant’s individual performance. Such Award will be paid as soon as administratively possible following the Involuntary Termination unless the Award is paid under the EAIP or to a member of the Senior Leadership Council or Executive Leadership Team in which case it shall be paid as soon as practicable after the Committee’s certification as to the achievement of the performance criteria for the Performance Period but not later than March 15th of the year following termination. Payments to members of the Senior Leadership Council or Executive Leadership Team will be made in accordance with Section 6. If a Participant is involuntarily terminated after the end of the Performance Period, he or she is eligible for an Award or any payment with respect to an Award for such Performance Period under the applicable provisions of this Plan. If a Participant’s employment is terminated as the result of an Involuntary Termination and such Participant is also eligible for Retirement, such Award will be paid in accordance with this Section 7(b).

(c)Terminations for Cause or Performance-Related Terminations - If a Participant’s employment is terminated for Cause or constitutes a Performance-Related Termination, he or she is ineligible for an Award whether such involuntary termination occurs before or after the Performance Period, unless otherwise required by local law.

(d)Retirement - If a Participant retires during the Performance Period, he or she will be eligible for a prorated Target Incentive Award using the calculation in Section 7(b) above, unless the retirement occurs on or after October 1st of the Performance Period. Such Award will be paid as soon as administratively possible following the Retirement unless the Award is paid under the EAIP or to a member of the Senior Leadership Council or Executive Leadership Team in which case it shall be paid as soon as practicable after the performance criteria has been met but not later than March 15th of the year following termination and in accordance with the applicable funding of the Participant’s business unit or division. Payments to members of the Senior Leadership Council or Executive Leadership Team will be made in accordance with Section 6. If a Participant retires after October 1st of the Performance Period, he or she is eligible for an prorated Award based on the applicable funding of his or her business unit or division which shall be paid as soon as practicable after the performance criteria has been met but not later than March 15th of the year following retirement. If a Participant retires after the end of the Performance Period, he or she is eligible for an Award or any payment with respect to an Award for such Performance Period under the applicable provisions of this Plan for an active Participant.

(e)Short-Term Disability or Leave of Absence - If a Participant is on short-term disability (STD) or an approved paid leave of absence under the Family & Medical Leave Act (or other similar law) during a Performance Period and has at least 90 days of Eligible Earnings within the Performance Period, he or she is eligible for a Target Incentive Award for such Performance Period. Such Award will be pro-rated to exclude the time the Participant is considered on STD or paid leave, as determined by the Committee or its designee, and will be based on the actual days of eligibility for the Plan. A Participant shall be considered eligible for the Plan during the first 90 days of STD or paid leave. If eligible, such pro-rated Target Incentive Award will be the lesser of the Participant’s (i) pro-rated Target Incentive Award or (ii) pro-rated Target Incentive Award based on the performance of the Company, the Participant’s business unit, division or function and the Participant’s individual performance, within the Company’s discretion. Such Award will be paid in accordance with an Involuntary Termination, if applicable, unless the Award is paid under the EAIP or to a member of the Senior Leadership Council or Executive Leadership Team in which case it shall be paid as soon as practicable after the performance criteria has been met but not later than March 15th of the year following termination. Payments to members of the Senior Leadership Council or Executive Leadership Team will be made in accordance with Section 6. If Participant is not terminated, the Award shall be paid in accordance with Section 6. If a Participant is on an approved Military leave of absence under the Company’s Military Leave Policy and is eligible for differential pay, the calculation of the differential pay shall include the payment of an Award as if such Participant were actively employed.

(f)Death - If a Participant dies during a Performance Period, in the Committee’s discretion, the pro-rated Target Incentive Award will be paid to the Participant’s estate as soon as administratively possible following the Participant’s death.

SECTION 8. AMENDMENT AND TERMINATION

The Company reserves the right in its sole and absolute discretion to amend or terminate the Plan, at any time, including after the end of the calendar year and prior to payment of the Award, with or without notice, by action of the Executive Leadership Team or the Committee, as applicable. This right includes, but is not limited to, eligibility for an Award, determination of Incentive Pool funding, the modification of incentive measures, performance targets and/or performance results. This right also includes the modification of the terms of the Plan, as may be necessary or desirable, to comply with applicable laws and local customs of countries in which the Company operates or has employees. The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries and other forms of compensation.

The Committee may delegate to another committee or person, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an Award has been granted, which such other committee or person deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including but not limited to, modifying or amending the terms and conditions governing any

Awards, or establishing any local country plans as sub-plans to this Plan. In addition, under all circumstances, the Committee or its delegate which for this purpose includes the Executive Vice President, Worldwide Human Resources and the Senior Vice President, Total Rewards, may make non-substantive administrative changes to the Plan as to conform with or take advantage of governmental requirements, statutes or regulations.

Notwithstanding the foregoing, the Committee or its designee may amend the terms of any Award heretofore granted, prospectively or retroactively, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Committee in its sole discretion and absolute discretion, without the consent of the Participant.

SECTION 9. DEFERRAL OF AWARDS UNDER THE COMPANY’S DEFERRED COMPENSATION PLAN

Except as otherwise provided in this Plan, the Committee may provide upon the granting of an Award hereunder, that it is eligible to be deferred under, and pursuant to the terms and conditions of, the Pfizer Inc Deferred Compensation Plan, as such plan may be amended from time to time. Any such deferral shall be in accordance with the terms of such plan and in compliance with the applicable provisions of Section 409A.

SECTION 10. TAX CONSIDERATIONS

(a) For Participants in the United States, Award payments under the Plan will be treated as taxable income for the year in which the Participant receives the payment. The Company and its Affiliates shall be authorized to withhold appropriate amounts from such payments to satisfy all federal, state and local tax withholding requirements and any other authorized deductions due in respect of an Award payment hereunder and to take such other action as may be deemed necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with Section 409A. The Committee may amend the terms of any Award heretofore granted, prospectively or retroactively, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Committee in its sole and absolute discretion, without the consent of the Participant. Nothing in this Section 10 shall be construed as an admission that any of the compensation and/or benefits payable under this Plan constitutes “deferred compensation” subject to Section 409A. Furthermore, the Company does not represent, covenant or guarantee that any particular Award made under the Plan will be exempt from Section 409A and/or will avoid unfavorable tax consequences to the Participant (e.g., Section 409A penalties).

(b)For Participants located outside of the United States, local country rules on taxation and withholding treatment will apply.

(c)Awards made to participants eligible under the EAIP are intended to qualify as “performance based compensation” under Section 162(m) of the Code so that they are deductible for United States tax purposes by the Company. Awards made to participants eligible for the EAIP will be governed by the additional terms and conditions included in that plan. With respect to all Awards to participants eligible under the EAIP, to the extent that there are any conflicts between this Plan and the terms of the EAIP, the EAIP will prevail.

SECTION 11. RECOUPMENT

In the event of a significant restatement of the Company’s consolidated financial statements (other than a restatement resulting from a change in accounting principles), the Committee will review Awards made under the Plan for performance for the fiscal periods affected by the restatement. If the Committee determines that an Award would have been lower (or would not have been made) if it had been based on the restated results, the Committee may, to the extent permitted by applicable law, seek recoupment of all or any portion of such Award as it deems appropriate, in its sole and absolute discretion, after a review of all relevant facts and circumstances. Any recoupment may be in addition to any other remedies that may be available to the Company under applicable law. Nothing contained in this paragraph will limit the Company’s ability to seek recoupment, in appropriate circumstances and as permitted or required by applicable law (including Section 10D of the Securities Exchange Act of 1934, as amended), of any amounts from any Employee, whether or not the Employee is a senior executive. If a Participant owes any outstanding debt, including but not limited to loans, vacation and salary and expense advances, to the Company or any Affiliates, any Award payable to the Participant under this Plan, to the extent such amount is exempt from Section 409A, shall be reduced by the full amount of such debt, as permitted by law.

SECTION 12. GENERAL PROVISIONS

(a)Awards under this Plan are considered variable compensation and as such are not guaranteed.
(b)No Employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Company or any Affiliate and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company or any Affiliate for severance payments.
(c)No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
(d)    Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate an Employee’s employment or Participant’s service at any time, with or without Cause.
(e)    Except as otherwise required by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.
(f)    If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
(g)    Awards may be granted and paid to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the payment of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

(h)    If approved by the Committee in its sole discretion, an Employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan; provided, however, that to the extent an Award under this Plan is subject to Section 409A, such absence or leave shall be considered a Separation from Service to the extent provided by Section 409A.

SECTION 13. GOVERNING LAW

The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.

Group 1 Countries (Accumulation Of Month-end Salary and Targets)	
AUS	AUSTRALIA
AUT	AUSTRIA
ZAE	AZERBAIJAN
BLR	BELARUS
BEL	BELGIUM
BIH	BOSNIA AND HERZEGOVINA
BRA	BRAZIL
BGR	BULGARIA
CAN	CANADA
CHL	CHILE
CHN	CHINA
COL	COLOMBIA
HRV	CROATIA
CZE	CZECH REPUBLIC
DNK	DENMARK
DOM	DOMINICAN REPUBLIC
EST	ESTONIA
FIN	FINLAND
FRA	FRANCE
GEO	GEORGIA
DEU	GERMANY
GRC	GREECE
GTM	GUATEMALA
HND	HONDURAS
HKG	HONG KONG
HUN	HUNGARY
IND	INDIA
IDN	INDONESIA
IRL	IRELAND
ISR	ISRAEL
ITA	ITALY
JPN	JAPAN
KAZ	KAZAKHSTAN
KOR	KOREA, REPUBLIC OF
LVA	LATVIA
LTU	LITHUANIA
LUX	LUXEMBOURG
MYS	MALAYSIA
MEX	MEXICO
NLD	NETHERLANDS
NZL	NEW ZEALAND
NIC	NICARAGUA
NOR	NORWAY
PAK	PAKISTAN
PHL	PHILIPPINES
POL	POLAND
PRT	PORTUGAL
ROU	ROMANIA

Group 2 Countries (Dec 31 Salary and Target)	
DZA	ALGERIA
ARG	ARGENTINA
CMR	CAMEROON
CRI	COSTA RICA
IVC	COTE D'IVOIRE (IVORY COAST)
ECU	ECUADOR
EGY	EGYPT
GHA	GHANA
IRN	IRAN (ISLAMIC REPUBLIC OF)
IRQ	IRAQ
JOR	JORDAN
KEN	KENYA
KWT	KUWAIT
LBN	LEBANON
LBY	LIBYAN ARAB JAMAHIRIYA
MAR	MOROCCO
NGA	NIGERIA
OMN	OMAN
PAN	PANAMA
PRY	PARAGUAY
PER	PERU
QAT	QATAR
SAU	SAUDI ARABIA
SEN	SENEGAL
ZAF	SOUTH AFRICA
SDN	SUDAN
SYR	SYRIAN ARAB REPUBLIC
TUN	TUNISIA
ARE	UNITED ARAB EMIRATES
URY	URUGUAY
YEM	YEMEN

RUS	RUSSIAN FEDERATION
SRB	SERBIA
SGP	SINGAPORE
SVK	SLOVAKIA
SVN	SLOVENIA
ESP	SPAIN
SWE	SWEDEN
CHE	SWITZERLAND
TWN	TAIWAN
THA	THAILAND
TUR	TURKEY
UKR	UKRAINE
GBR	UNITED KINGDOM
USA	UNITED STATES
VEN	VENEZUELA
VNM	VIET NAM